Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2006

REDWOOD SHORES, CA — July 20, 2006 — Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three and six months ended June 30, 2006.

Revenue for the three months ended June 30, 2006 was $1.8 million, compared to revenue of $1.9 million for the three months ended March 31, 2006 and $1.3 million for the three months ended June 30, 2005. Income from settlement and patent licensing was $1.1 million for each of the three months ended June 30, 2006, March 31, 2006 and June 30, 2005.

Avistar reported a net loss of $3.7 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2006. Avistar reported a net loss of $3.1 million, or $0.09 per basic and diluted share, for the three months ended March 31, 2006 and $1.3 million, or $0.04 per basic and diluted share, for the three months ended June 30, 2005. The net loss for the second quarter of 2006 reflects $0.5 million of employee stock compensation expense related to the adoption of Financial Accounting Standard No. 123R by Avistar. Net loss for the three months ended March 31, 2006 included $0.5 million of stock compensation expense, and net loss for the three months ended June 30, 2005 did not include any employee stock compensation expense.

Revenue for the six months ended June 30, 2006 was $3.6 million, as compared to $3.3 million for the six months ended June 30, 2005. Avistar reported a net loss of $6.8 million, or $0.19 per basic and diluted share, for the six months ended June 30, 2006. For the six months ended June 30, 2005, Avistar reported a net loss of $1.6 million, or $0.05 per basic and diluted share.

As of June 30, 2006, Avistar had cash, cash equivalents and marketable securities of $6.6 million and no debt.

“Avistar has been in the process of transitioning its business model from one of direct sales to a more diversified, multi-channel sales and licensing approach,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar. “During the second quarter, we achieved a number of important milestones on that path. In regards to direct sales, we acquired three new accounts within the financial services vertical, two of which represent large, multi-national organizations. In the area of monetizing the extensive patent portfolio of our intellectual property subsidiary, CPI, on June 22, 2006, the United States

District Court’s (Northern District of California) issued its ruling relating to the claims construction or “Markman” hearing in our infringement lawsuit against Tandberg, Inc. and Tandberg ASA. We are pleased with the Court’s findings in regards to this important process milestone, and believe that they are supportive of our claims. A jury trial date has not yet been scheduled.”

Dr. Burnett continued, “Although it fell outside of the boundaries of the second quarter, a significant, subsequent licensing event was accomplished and communicated earlier this week. On Monday, we announced an agreement with Sony Corporation and Sony Computer Entertainment, Inc., under which we have licensed CPI’s patent portfolio to Sony for a specific field of use relating to video conferencing in a portion of their product portfolio. We see this as reflective of the value that CPI is making available to leading technology and product companies.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing. Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 71 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture that supports Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the transitioning of our business model, the impact of the Court’s findings in the Markman hearing for our litigation with Tandberg, the impact of our licensing activities with Sony and others, and our prospects for realizing revenue and subsequent sales orders from new accounts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as market acceptance of Avistar’s products and its intellectual property, uncertainty and expense associated with patent litigation, increased competition in the market for video collaboration products, technical limitations on the development and application of our products and challenges associated with protecting our intellectual property. As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2006 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and six months ended June 30, 2006 and 2005

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
		Restated		Restated
Revenue:
Product	$970	$535	$1,847	$1,662
Licensing	39	—	71	—
Services, maintenance and support	745	811	1,694	1,606
Total revenue	1,754	1,346	3,612	3,268
Costs and expenses:
Cost of product revenue	721	318	1,353	768
Cost of services, maintenance and support revenue*	385	525	992	972
Income from settlement and patent licensing	(1,057)	(1,057)	(2,114)	(2,114)
Research and development*	1,445	706	2,717	1,347
Sales and marketing*	1,479	819	2,779	1,517
General and administrative*	2,570	1,362	4,826	2,635
Total costs and expenses	5,543	2,673	10,553	5,125
Loss from operations	(3,789)	(1,327)	(6,941)	(1,857)
Other income (expense):
Interest income	77	73	180	221
Other expense, net	(8)	(6)	(15)	(11)
Total other income, net	69	67	165	210
Net loss	$(3,720)	$(1,260)	$(6,776)	$(1,647)

Net loss per share - basic and diluted	$(0.11)	$(0.04)	$(0.19)	$(0.05)
Weighted average shares used in calculating basic and diluted net loss per share	35,061	33,547	35,038	33,486

*Including stock based compensation of:
Cost of services, maintenance and support revenue	$37	$—	$73	$—
Research and development	150	—	297	—
Sales and marketing	120	—	232	—
General and administrative	191	47	371	49
	$498	$47	$973	$49

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of June 30, 2006 and December 31, 2005

(in thousands, except share and per share data)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$4,271	$8,216
Marketable securities	2,281	2,995
Total cash, cash equivalents and marketable securities	6,552	11,211
Accounts receivable, net of allowance for doubtful accounts of $57 and $121 at June 30, 2006 and December 31, 2005, respectively	857	1,428
Inventories, including inventory shipped to customers’ sites, not yet installed of $60 and $28 at June 30, 2006 and December 31, 2005, respectively	828	675
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	375	463
Total current assets	9,868	15,033
Long-term marketable securities	—	958
Property and equipment, net	355	311
Long term deferred settlement and patent licensing costs	3,027	3,685
Other assets	175	371
Total assets	$13,425	$20,358

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$1,199	$1,004
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	996	712
Accrued liabilities and other	2,470	1,491
Total current liabilities	10,185	8,727
Long-term liabilities:
Long-term deferred income from settlement and patent licensing	13,054	15,789
Total liabilities	23,239	24,516
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at June 30, 2006 and December 31, 2005; 35,066,607 and 34,939,124 shares issued at June 30, 2006 and December 31, 2005, respectively	35	35
Less: treasury common stock, 1,181,625 at June 30, 2006 and December 31, 2005, respectively, at cost	(53)	(53)
Additional paid-in-capital	91,631	90,519
Other comprehensive loss	(4)	(12)
Accumulated deficit	(101,423)	(94,647)
Total stockholders’ equity (deficit)	(9,814)	(4,158)
Total liabilities and stockholders’ equity (deficit)	$13,425	$20,358

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended June 30, 2006 and 2005
(in thousands)

	Six Months Ended
	June 30,	June 30,
	2006	2005
	(unaudited)
		Restated
Cash Flows from Operating Activities:
Net loss	$(6,776)	$(1,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	190	88
Stock based compensation for options issued to consultants and employees	973	49
Provision for doubtful accounts	(64)	53
Changes in assets and liabilities:
Accounts receivable	635	(35)
Inventories	(153)	(15)
Prepaid expenses and other current assets	88	22
Deferred settlement and patent licensing costs	658	628
Other assets	196	2
Accounts payable	195	(631)
Deferred income from settlement and patent licensing	(2,735)	(2,704)
Deferred services revenue and customer deposits	284	260
Accrued liabilities and other	979	(139)
Net cash used in operating activities	(5,530)	(4,069)

Cash Flows from Investing Activities:
Maturities of short-term marketable securities	1,680	—
Purchase of property and equipment	(234)	(243)
Net cash provided by (used in) investing activities	1,446	(243)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	139	280
Net cash provided by financing activities	139	280
Net (decrease) increase in cash and cash equivalents	(3,945)	(4,032)
Cash and cash equivalents, beginning of year	8,216	21,656
Cash and cash equivalents, end of period	$4,271	$17,624

Supplemental Cash Flow Information:
Cash paid for income taxes	$—	$315
Cash paid for interest	$2	$—